                                                                    EXHIBIT 99.1





                            AUCTION AGENT AGREEMENT

                                    Between

                    INTERNATIONAL LEASE FINANCE CORPORATION

                                      and

                                 CHEMICAL BANK

                         Dated as of __________, 1994


                                  Relating to

                    INTERNATIONAL LEASE FINANCE CORPORATION
                        Market Auction Preferred Stock
                                   ("MAPS")

                          500 shares of Series E MAPS
                          500 shares of Series F MAPS

          AUCTION AGENT AGREEMENT, dated as of __________, 1994, between International Lease Finance Corporation, a California corporation (the "Company"), and Chemical Bank, a New York corporation (the "Auction Agent").

          WHEREAS, the Company has an authorized share capital which includes preferred shares and proposes to issue and offer a portion of such preferred shares as Market Auction Preferred Stock, comprised of 500 shares of Series E MAPS and 500 shares of Series F MAPS (collectively, the "MAPS").

          WHEREAS, the two series of MAPS may be issued on the same date or on different dates and separate Auctions may be conducted on different Auction Dates for each series of MAPS.

          WHEREAS, the Securities Depositary will initially be the holder of record of all of the MAPS on behalf of the representatives of investors that have signed Master Purchaser's Letters and are listed as the beneficial owners of MAPS in the records of the Auction Agent (the "Existing Holders").

          WHEREAS, the Company desires that the Auction Agent perform certain duties as agent in connection with the MAPS upon the terms and conditions of this Agreement.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Company and the Auction Agent agree as follows:

     1.   Definitions and Rules of Construction.
          -------------------------------------

          1.1  Terms Defined by Reference to the Designation.
               ---------------------------------------------

          Capitalized terms not defined herein shall have the respective meanings specified in the Designation.

          1.2  Terms Defined Herein.
               --------------------

          As used herein and in the Settlement Procedures, the following terms shall have the following meanings, unless the context otherwise requires:

          (a) "Affiliate" means any Person controlled by, in control of or under common control with, the Company.

          (b) "Auction" shall have the meaning specified in Section 2.1(a) hereof.

          (c) "Auction Procedures" means the procedures for conducting Auctions set forth in Appendix B to the Prospectus.

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          (d)  "Authorized MAPS" means all shares of each series of the
Company's Market Auction Preferred Stock now or hereafter authorized.

          (e)  "Authorized Newspaper" means The Wall Street Journal, or, if The
                                            --- ---- ------ -------         ---
Wall Street Journal shall cease to be published, or, if because of temporary
- ---- ------ -------
suspension of publication or general circulation of The Wall Street Journal, or
                                                    --- ---- ------ -------
for any other reason, it is impossible or, in the opinion of the Auction Agent, impracticable to publish any notice required to be published pursuant to this Agreement in The Wall Street Journal, such other newspaper, selected by the
             --- ---- ------ -------
Auction Agent, of general circulation in The City of New York, the State of New York, which carries financial news.

          (f) "Authorized Officer" means any President, Senior Vice President, Vice President, Assistant Vice President or Assistant Secretary of the Auction Agent assigned to its Corporate Trust Group and every other officer or employee of the Auction Agent designated as an "Authorized Officer" for purposes hereof in a communication to the Company.

          (g) "Board of Directors" shall mean the Board of Directors of the Company, or any duly authorized committee of the Board of Directors acting on behalf thereof.

          (h) "Broker-Dealer Agreement" means each agreement between the Auction Agent and a Broker-Dealer substantially in the form of Exhibit A hereto.

          (i) "Company Officer" shall mean the Chairman of the Board, President, any Executive Vice President, each other Vice President (whether or not designated by a number or word or words added before or after the title "Vice President"), the Secretary, the Treasurer, the Controller, any Assistant Treasurer, any Assistant Secretary of the Company and every other officer or employee of the company designated as a "Company Officer" for purposes hereof in a notice to the Auction Agent.

          (j) "Designation" means the Certificates of Determination of the Company, designating and establishing the voting rights, preferences, limitations and special rights of the Series E MAPS and the Series F MAPS, respectively, as filed by the Company on __________, 1994 in the office of the Secretary of State of the State of California, copies of which are attached hereto as Exhibit B.

          (k) "Master Purchaser's Letter" means a letter in the form attached to the Prospectus as Appendix C, or such other form as may be specified by the Company, in each case, which is

                                       2
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required to be executed by each prospective purchaser of shares of MAPS.

          (l) "Notice of Redemption" shall mean a notice in substantially the form of Exhibit C hereto given by the Auction Agent pursuant to Section 3 hereof.

          (m) "Prospectus" means the prospectus with respect to the MAPS first used to confirm sales of MAPS by the Underwriters attached hereto as Exhibit G.

          (n) "Record Date" for any Dividend Period means the Business Day immediately preceding each Dividend Payment Date with respect to such Dividend Period.

          (o) "Settlement Procedures" means the Settlement Procedures attached to the Prospectus as Appendix A.

          (p) "Underwriters" means Morgan Stanley & Co. Incorporated and Lehman Brothers Inc.

          1.3  Rules for Construction.
               ----------------------

          Unless the context or use indicates another or different meaning or intent, the following rules shall apply to the construction of this Agreement:

          (a) Words importing the singular number shall include the plural number and vice versa.

          (b) The captions and headings herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

          (c) The words "hereof," "herein," "hereto," and other words of similar import refer to this Agreement as a whole.

          (d) All references herein to a particular time of day shall be to New York City time.

     2.   The Auctions.
          ------------

          2.1  Purposes; Incorporation by Reference of Auction Procedures and
               --------------------------------------------------------------
               Settlement Procedures.
               ---------------------

          (a) Article II, Section 2(e) of the Designation provides that the Applicable Rate for each series of MAPS for each Dividend Period subsequent to the Initial Dividend Periods shall be, in general, the rate per annum that results from implementation of the Auction Procedures for each series of MAPS.

The Applicable Rate shall not exceed the Maximum Applicable Rate except in the event of a Failure to Deposit. The Company hereby appoints Chemical Bank as Auction Agent in accordance with the terms and conditions set forth herein for the purpose of implementing the Auction Procedures. The Auction Agent hereby accepts such appointment and agrees that, on each Auction Date, it shall follow the procedures set forth in this Section 2 and the Auction Procedures for the purpose of determining the Applicable Rate for each series of MAPS for the next Dividend Period therefor. Each periodic operation of such procedures is hereinafter referred to as an "Auction."

          (b) All of the provisions contained in the Auction Procedures and the Settlement Procedures are incorporated herein by reference in their entirety and shall be deemed to be a part hereof to the same extent as if such provisions were fully set forth herein. In the event of any inconsistency between the provisions hereof and the provisions of the Designation, the provisions of the Designation shall control.

          2.2  (a)  Changes in Dividend Period.
                    --------------------------

          i) Article II, Section 2(c) of the Designation provides that the Company may, except as set forth in the proviso below, at its option, not less than ten and not more than 30 days prior to an Auction Date for any series of MAPS, by telephonic and written notice (a "Notice of Change in Dividend Period") to the Auction Agent and the Securities Depositary, substantially in the form of Exhibit D hereto, specify the next succeeding Dividend Period for such series of MAPS, provided that for any Auction occurring after the initial Auction for a
      --------
series of MAPS, the Company may not give a Notice of Change in Dividend Period for such series of MAPS (and any such Notice of Change in Dividend Period shall be null and void) unless Sufficient Clearing Bids were made in the last occurring Auction for any series of Authorized MAPS (or all shares of such series were subject to Submitted Hold Orders) and full cumulative dividends for all series of Authorized MAPS payable prior to such date have been paid in full.

          ii) Article II, Section 2(c) of the Designation provides that the Dividend Period following each Auction for any series of MAPS shall be a Standard Dividend Period (A) if the Company does not give a Notice of Change in Dividend Period with respect to the next succeeding Dividend Period for such series of MAPS in the manner provided therein, (B) if, in the event the Company has given a Notice of Change in Dividend Period with respect to the next succeeding Dividend Period for such series of MAPS, the Company gives a Notice of Revocation (as defined below) with respect thereto, or (C) if Sufficient Clearing Bids are not made in the related Auction for such series of MAPS (other than

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because all shares of such series were subject to Submitted Hold Orders) or such
Auction is not held for any reason.

          iii) Article II, Section 2(c) and Article III, Section 4(b) of the Designation provide that if Sufficient Clearing Bids are not made at any Auction for a series of MAPS (other than because all shares of such series are subject to Submitted Hold Orders) with respect to which the Company has given a Notice of Change in Dividend Period (and such notice was not revoked), the Applicable Rate for the Dividend Period following such Auction and for each subsequent Dividend Period until the first Dividend Period following an Auction for such series of MAPS at which Sufficient Clearing Bids are made (or in which all shares of such series are subject to Submitted Hold Orders) shall be the Maximum Applicable Rate for a Standard Dividend Period.

          iv) Article II, Section 2(c) of the Designation provides that any Notice of Change in Dividend Period may be revoked by the Company on or prior to the Business Day prior to the related Auction Date by telephonic and written notice. Such notice shall be substantially in the form of Exhibit E hereto (a "Notice of Revocation") and delivered to the Auction Agent and the Securities Depositary.

          v) In the event of a change in law altering the Minimum Holding Period, the Company shall as promptly as practicable, give telephonic and written notice of such change in law ("Notice of Change in Law") to the Auction Agent.

          vi) Promptly after receipt of a Notice of Change in Dividend Period, a Notice of Revocation or a Notice of Change in Law, the Auction Agent shall deliver a copy of such notice by hand delivery or telecopier to each Broker-Dealer.

          (b)  Change in Maximum Applicable Rate.
               ---------------------------------

          i) Article II, Section 2(e) of the Designation provides that the Company may, at its option, on or prior to 10:00 A.M. on the related Auction Date, by telephonic and written notice (a "Notice of Increase in the Maximum Applicable Rate") to the Auction Agent and the Securities Depositary, increase the Percentage (as defined below) to be used to calculate the Maximum Applicable Rate of any series of MAPS. Each Notice of Increase in the Maximum Applicable Rate shall be substantially in the form of Exhibit F hereto.

          ii) Any Notice of Increase in the Maximum Applicable Rate may not be revoked by the Company after its delivery to the Auction Agent and the Securities Depositary and once any Percentage used to calculate the Maximum Applicable Rate is increased, it may not thereafter be decreased.

          iii) Promptly after receipt of a Notice of Increase in the Maximum Applicable Rate (but no later than 10:30 A.M. on the date of the Auction immediately succeeding receipt of such notice), the Auction Agent shall notify each Broker-Dealer by telephone and promptly deliver a copy of such notice by hand delivery or telecopier to each Broker-Dealer.

          2.3  Preparation for Each Auction; Maintenance of Registry of Existing
               -----------------------------------------------------------------
               Holders.
               -------

          (a) Prior to or at the time of closing of the initial issuance and sale of the shares of MAPS (the "Closing"), the Company shall provide the Auction Agent with a list of the Broker-Dealers designated by the Company and previously approved by the Auction Agent and shall cause to be delivered to the Auction Agent for execution by the Auction Agent a Broker-Dealer Agreement substantially in the form of Exhibit A hereto signed by each such Broker-Dealer. The Auction Agent shall keep such list current and accurate to reflect any change of which it is notified by the Company, and, with respect to each such Broker-Dealer shall indicate thereon, or on a separate list, the identity of each Existing Holder, if any, and the number of shares of each series of MAPS held by each such Existing Holder. Not later than seven days prior to any Auction Date for which any change in such list of Broker-Dealers is to be effective, the Company shall notify the Auction Agent in writing of such change and, if any such change is the addition of a Broker-Dealer to such list, the Company shall cause to be delivered to the Auction Agent for execution by the Auction Agent a Broker-Dealer Agreement signed by such Broker-Dealer. The Auction Agent shall have entered into a Broker-Dealer Agreement with each Broker-Dealer prior to the participation of any such Broker-Dealer in any Auction.

          (b)  i)   In the event that the Auction Date shall be changed in a
manner consistent with the Designation after the Auction Agent shall have given the notice of the next succeeding Auction for such series of MAPS referred to in clause (vii) of Paragraph (a) of the Settlement Procedures, or after the Company has delivered a Notice, the Auction Agent shall give notice of such change to the Broker-Dealers not later than the earlier of 9:15 A.M. on the new Auction Date or 9:15 A.M. on the old Auction Date.

          ii) If, after the date of this Agreement, there is any change in the prevailing rating of the MAPS by S&P or Moody's (or any Substitute Rating Agency or Rating Agencies, as the case may be), thereby resulting in any change in the applicable percentage of the Applicable Determining Rate for the MAPS, as set forth in the definition of Maximum Applicable Rate in the Auction Procedures (the "Percentage"), the Company shall notify the

Auction Agent in writing of such change in the Percentage prior to 9:00 A.M. on the Auction Date next succeeding such change for such series of MAPS. The Percentage for the MAPS on the date of this Agreement is 200%. The Auction Agent shall be entitled to rely on the last Percentage of which it has received notice from the Company (or, in the absence of such notice, the Percentage set forth in the preceding sentence) in determining the Maximum Applicable Rate as set forth in Section 2.3(c) hereof.

          (c)  i)   On each Auction Date, the Auction Agent shall determine the
Applicable Determining Rate and the Maximum Applicable Rate. If the Applicable Determining Rate is not quoted on an interest basis but is quoted on a discount basis, the Auction Agent shall convert the quoted rate to its interest equivalent in accordance with the terms of the Designation. Not later than 9:30 A.M. on each Auction Date, the Auction Agent shall notify by telephone the Company and the Broker-Dealers of the Applicable Determining Rate so determined and the Maximum Applicable Rate for the relevant series.

          ii) If (x) the Applicable Determining Rate is to be based on the Applicable "AA" Composite Commercial Paper Rate, (y) the Federal Reserve Bank of New York does not make available any such rate and (z) any Commercial Paper Dealer shall not provide a quotation for the determination of the Applicable "AA" Composite Commercial Paper Rate, then the Auction Agent shall immediately notify the Company so that the Company can determine whether to select one or more Substitute Commercial Paper Dealers to provide the quotation or quotations not being supplied. The Company shall promptly advise the Auction Agent of any such selection. If the Company does not select any such Substitute Commercial Paper Dealers, then the Applicable "AA" Composite Commercial Paper Rate shall be based on the rates supplied by the remaining Commercial Paper Dealer (if any).

          iii) If (x) the Applicable Determining Rate is to be based on the Applicable Treasury Bill Rate or the Applicable Treasury Note Rate and the "Federal Reserve Statistical Release H.15 (519) - Selected Interest Rates," or any successor publication by the Federal Reserve Board is not available or the Applicable Treasury Bill Rate or Applicable Treasury Note Rate is not published therein, and (y) any U.S. Government Securities Dealer shall not provide a quotation for the determination of the Applicable Treasury Bill Rate or the Applicable Treasury Note Rate, as the case may be, then the Auction Agent shall immediately notify the Company so that the Company can determine whether to select one or more Substitute U.S. Government Securities Dealers to provide the quotation or quotations not being supplied. The Company shall promptly advise the Auction Agent of any such selection. If the Company does not select any such Substitute U.S. Government Securities Dealers, then the

Applicable Treasury Bill Rate or the Applicable Treasury Note Rate, as the case may be, shall be based on the rates supplied by the remaining U.S. Government Securities Dealer (if any); provided, that if the Company is unable to cause such quotations to be furnished to the Auction Agent by such sources, the Company may cause such rates to be furnished to the Auction Agent by such alternative source as the Company in good faith deems to be reliable.

          (d) In the event that the Company fails to pay, in immediately available funds to the Auction Agent by 12:00 noon, New York City time (i) on the Business Day next preceding any Dividend Payment Date, the full amount of any dividend (whether or not earned or declared) to be paid on such Dividend Payment Date on any series of MAPS or (ii) on the Business Day next preceding any redemption date, the full redemption price to be paid on such redemption date for any shares of each series of MAPS to be redeemed on such redemption date (in each case, a "Failure to Deposit"), the Auction Agent shall determine the Default Rate which shall be applicable to each Dividend Period which follows any such Failure to Deposit and shall be utilized to calculate any amount due in connection with any subsequent payment by the Company. However, if the Company shall have cured such Failure to Deposit by making timely payment to the Auction Agent pursuant to Section 5.3 hereof, the Auction Agent shall give telephonic and written notice of such cure to each Existing Holder at the telephone number and address of such Existing Holder as listed in its Registry and to each Broker-Dealer as promptly as practicable after such cure is effected and schedule an Auction for such series for the Business Day next succeeding the date the Company cured such Failure to Deposit.

          (e)  i)   The Auction Agent shall maintain by series a current list of the Existing Holders of the shares of MAPS and the number of shares held by each Existing Holder for purposes of an Auction. As evidence of the identities of the Existing Holders, the Auction Agent shall be entitled to rely upon (x) a list of initial Existing Holders provided by the Broker-Dealers, (y) notices from any Existing Holder, any Agent Member of an Existing Holder, or any Broker-Dealer of an Existing Holder with respect to such Existing Holder's transfer of any of the shares to another person and (z) information provided by any Agent Member in accordance with sub-clause (ii) below as to the identity of an Existing Holder whose shares are to be redeemed and as to the number of shares of each such Existing Holder to be redeemed.

          ii) In the event of any partial redemption of any series of MAPS, the Company shall mail a notice of such partial redemption to the Auction Agent as set forth in Section 3 hereof and, upon such notice, the Auction Agent shall promptly request the Securities Depositary to notify the Auction Agent of the identities of the Agent Members from whose accounts such shares have been called for redemption and the person or department at such Agent Member to contact regarding such redemption. At least two Business Days prior to the date fixed for redemption with respect to shares of the series being partially redeemed, the Auction Agent shall request each Agent Member so identified to disclose to the Auction Agent (upon selection by such Agent Member of the Existing Holders whose shares are to be redeemed) the number of such shares of each such Existing Holder to be redeemed; provided that the Auction Agent has been furnished with the name and
          --------
telephone number of a person or department at such Agent Member from which it is to request such information. If necessary to procure such information with respect to any Existing Holder, the Auction Agent shall direct the Broker-Dealer holding the Master Purchaser's Letter for such Existing Holder to deliver to each Agent Member a facsimile copy of such Master Purchaser's Letter for each Existing Holder represented by such Agent Member, which authorizes and instructs such Agent Member to release such information to the Auction Agent. In the event that the Auction Agent shall not receive any such information with respect to any Existing Holder from such Existing Holder's Agent Member or otherwise, the Auction Agent may continue to treat such Existing Holder as the beneficial owner of the number of shares shown in the Auction Agent's list of Existing Holders.

          iii) The Auction Agent shall record a transfer of the beneficial ownership of any of the shares of any series of MAPS from an Existing Holder to another Person only if such transfer is made to a Person that has delivered a signed Master Purchaser's Letter to a Broker-Dealer and the Auction Agent and only if (A) such transfer is made pursuant to an Auction or (B) if such transfer is made other than pursuant to an Auction, the Auction Agent has been notified in writing of such transfer in a notice substantially in the form of Exhibit B to the Broker-Dealer Agreement by such Existing Holder, the Agent Member of such Existing Holder or the Broker-Dealer of such Existing Holder. The Auction Agent is not required to accept any notice of transfer delivered prior to an Auction unless it is received by the Auction Agent by 3:00 P.M. on the Business Day next preceding the applicable Auction Date or if the Auction Agent has been notified in writing in a notice substantially in the form of Exhibit C to the Broker-Dealer Agreement by the Broker-Dealer of any Person that such Person (i) purchased any shares and the seller failed to deliver such shares or (ii) sold any shares and the purchaser failed to make payment to such Person upon delivery to the purchaser of such shares.

          (f) The Auction Agent may request that the Broker-Dealers, as set forth in Section 2.3(c) of the Broker-Dealer Agreement, provide the Auction Agent with a list of their respective customers that are Existing Holders of any of the MAPS. The Auction Agent shall keep confidential all information contained in such list (as well as any other information it receives as to the identity of Bidders in any Auction) and, except as provided in Section 2.8 hereof, shall not disclose any such information so provided to any Person other than the relevant Broker-Dealer and the Company.

          2.4  Auction Schedule.
               ----------------

          The Auction Agent shall conduct Auctions for each series of MAPS in accordance with the Auction Procedures and the schedule set forth below. Such schedule may be changed by the Auction Agent with the consent of the Company, which consent shall not be unreasonably withheld or delayed. The Auction Agent shall give written notice of any such change to each Broker-Dealer pursuant to
Section 9 hereof. To be effective, such notice must be received prior to the close of business on the Business Day next preceding the first Auction Date on which any such change would be effective.

     Time on Auction Date                     Event
     --------------------                     -----

By 9:30 A.M.                        Auction Agent advises the Company and the
                                    Broker-Dealers of Applicable Determining
                                    Rate and the Maximum Applicable Rate as set forth in Section 2.3(c)(i) hereof.

9:30 A.M. - 1:00 P.M.               Auction Agent assembles information as to
                                    Orders communicated to it by Broker-Dealers as provided in Section (c) of the Auction
                                    Procedures.  Submission deadline is 1:00
                                    P.M.

Not earlier than 1:00 P.M.          Auction Agents makes determinations as to
                                    Available Shares of MAPS, Sufficient
                                    Clearing Bids, the Applicable Rate and
                                    Winning Bid Rate pursuant to Section (d) of the Auction Procedures.

At or before 3:00 P.M.              Auction Agent advises the Company of results
                                    of Auction as provided in Section (d) of the Auction Procedures.

                                    Submitted Bids and Submitted Sell Orders are accepted and rejected in whole or in part and shares of MAPS are allocated as provided in Section (e) of the Auction Procedures.

                                    Auction Agent gives notice of Auction
                                    results as set forth in Section 2.5 hereof.

          2.5  Notice of Auction Results.
               -------------------------

          On each Auction Date, the Auction Agent shall notify each Broker-Dealer that submitted an Order of the duration of and Applicable Rate for the next Dividend Period and, if such Order was a Bid or Sell Order, whether such Bid or Sell Order was accepted or rejected, in whole or in part, by telephone by 3:00 P.M. By 11:30 A.M. on the Business Day next succeeding such Auction Date, the Auction Agent shall notify each Broker-Dealer, if requested, in writing by telecopies of the disposition of all Orders submitted by each such Broker-Dealer in the Auction held on such Auction Date. Not later than two Business Days after each Auction Date, the Auction Agent shall provide the Company with (i) a list identifying by Broker-Dealer the amount and rate per annum of each Bid submitted in the Auction held on such Auction Date and (ii) such other information as the Company may from time to time reasonably request.

          2.6  Broker-Dealers.
               --------------

          (a)  i)   On the Business Day next preceding the Dividend Payment Date for each series of MAPS with a Standard Dividend Period or a Short Dividend Period, the Company shall pay the Auction Agent the service charge due to the Broker-Dealers in an amount in immediately available funds equal to the product of (w) a fraction, the numerator of which is the number of actual days in the Standard Dividend Period or Short Dividend Period for which the relevant Auction is conducted (calculated by counting the first day of such Standard Dividend Period or Short Dividend period and the last day thereof) and the denominator of which is 360, (x) 0.25%, (y) $100,000 and (z) the aggregate number of Outstanding Shares of the series for which the relevant Auction is conducted.

          ii) On the Business Day next preceding the Dividend Payment Date for each series of MAPS with a Long Dividend Period, the Company shall pay the Auction Agent the service charge due to the Broker-Dealers in an amount in immediately payable funds calculated in accordance with the formula set forth in sub-paragraph (i) above, except that the percentage set forth in clause (x) of such sub-paragraph shall be such percentage as the Company and the Broker-Dealers shall agree at such time as the Company establishes the duration of such Long Dividend Period.

          iii) The Auction Agent shall apply such funds received from the Company pursuant to sub-paragraphs (i) and (ii) above as set forth in Section
2.7 of the Broker-Dealer Agreements. To the extent that any such funds are not payable to a Broker-Dealer because Sufficient Clearing Bids were not made in the relevant Auction and shares of such series of MAPS continue to be held despite being subject to a Submitted Sell Order, the Auction Agent shall repay such funds to the Company.

          (b) After completion of three Auctions, the Auction Agent shall from time to time enter into such Broker-Dealer Agreements as the Company shall request.

          (c) The Auction Agent shall terminate any Broker-Dealer Agreement as set forth therein if so directed by the Company.

          (d) The Auction Agent shall not modify, amend or terminate any Broker-Dealer Agreement without the prior written consent of the Company, which consent shall not be unreasonably withheld.

          (e)  The Auction Agent shall maintain a list of Broker-Dealers.

          2.7  Ownership of Shares of MAPS and Submission of Bids by Company
               --------------------------------------------------------------
               and Affiliates.
               --------------

          Except as set forth in the Auction Procedures, neither the Company nor any Affiliate of the Company may submit on its own behalf any Order in any Auction. The Company shall notify the Auction Agent if the Company or, to the best of the Company's knowledge, any Affiliate of the Company becomes an Existing Holder of any shares of MAPS. The Company shall ensure that any such shares redeemed, purchased or otherwise acquired by Affiliates of the Company shall not subsequently be acquired by any person other than the Company. The Auction Agent shall have no duty or liability with respect to enforcement of this Section 2.7.

          2.8  Access to and Maintenance of Auction Records.
               --------------------------------------------

          The Auction Agent shall afford to the Company, its agents, independent public accountants and counsel, any governmental or regulatory body (including any taxing authority) with jurisdiction over the Company access at all reasonable times to review and make extracts or copies (at the Company's sole cost and expense) of all books, records, documents and other information concerning the conduct and results of Auctions, provided that any such agent, accountant, or counsel
                         --------
shall furnish the Auction Agent with a letter from the Company requesting that the Auction Agent afford such person access. For purposes of the preceding sentence, the parties hereto acknowledge that Broker-Dealers shall not be deemed to be agents of the Company. The Auction Agent shall maintain records relating to any Auction for a period of two years after such Auction (or for such longer period not exceeding four years, as reasonably requested by the Company), and such records shall, in reasonable detail accurately and fairly reflect the actions taken by the Auction Agent hereunder. The Company agrees to keep confidential any information regarding the customers or potential customers of any Broker-Dealer received from the Auction Agent in connection with this Agreement or any Auction and shall not disclose such information or permit the disclosure of such information, without the prior written consent of the applicable Broker-Dealer, to anyone except such agent, accountant or counsel engaged to audit or review the results of Auctions as permitted by this Section
2.8 or as may otherwise be required by law. Any such agent, accountant or counsel, before having access to such information, shall agree on reasonable terms and conditions to keep such information confidential and not to disclose such information or permit disclosure of such information without the prior written consent of the applicable Broker-Dealer, other than in connection with any governmental investigation or inquiry, legal proceedings or otherwise as required by law.

     3.   The Auction Agent as Redemption Agent
          -------------------------------------

          If shares of any series of MAPS are to be redeemed, the Auction Agent will, at the direction and expense of the Company, cause to be sent, by first-class or air mail, postage prepaid, or facsimile, a Notice of Redemption to each holder of record (initially Cede & Co., as nominee of the Securities Depositary) and to the address as it appears in the Auction Agent's registry of each Existing Holder of the shares of such series of MAPS to be redeemed. Such Notice of Redemption shall be sent not fewer than 15 nor more than 45 days prior to the redemption date and shall state (a) the redemption date, (b) the redemption price, (c) the number of shares of such series to be redeemed and (d) the CUSIP number of such shares to be redeemed. The notice will also be published once in The Wall Street Journal.
                  -----------------------

          No defect in the Notice of Redemption or in the mailing thereof will affect the validity of the redemption proceedings, except as required by applicable law. A Notice of Redemption will be deemed given on the day that it is mailed and published in accordance with the foregoing description.

          The Company may elect to redeem some or all of the shares of each series of MAPS. So long as the Securities Depositary's nominee is the record holder of such shares, the Auction Agent will give notice to the Securities Depositary, and the Securities Depositary will determine the number of shares of each such series to be redeemed from the account of the Agent Member of each Existing Holder. An Agent Member may determine to redeem shares from some Existing Holders (which may include an Agent Member holding shares for its own account) without redeeming shares from the accounts of other Existing Holders. Any such redemption shall be made in accordance with applicable securities laws and rules. If the Securities Depositary's nominee is not the holder of record of all the shares of the series of MAPS to be redeemed, the particular shares to be redeemed shall be selected by the Company or the Auction Agent, as the case may be, by lot or by such other method as such person shall deem fair and equitable.

     4.   The Auction Agent as Transfer Agent and Registrar.
          -------------------------------------------------

          4.1  Original Issue of Share Certificates.
               ------------------------------------

          Upon the Date of Original Issue with respect to each series of MAPS, one certificate representing all of the shares of such series issued on such date shall be issued by the Company and, at the request of the Securities Depositary, registered in the name of Cede & Co., as nominee of the Securities Depositary, and countersigned by the Auction Agent.

          4.2  Registration of Transfer of Shares.
               ----------------------------------

          Except as provided in this Section 4.2, shares of each series of Maps shall be registered solely in the name of the Securities Depositary or its nominee. If the Securities Depositary shall give notice of its intention to resign as such and if the Company shall not have selected a substitute Securities Depositary reasonably acceptable to the Auction Agent prior to such resignation, then upon the effective date of such resignation, certificates for such shares registered in the name of the Securities Depositary or its nominee shall be surrendered and new certificates shall be issued in the name or names of the designated transferee or transferee of the shares; provided that the
                                                          --------
certificates so surrendered are properly endorsed for transfer with all necessary endorsers' signatures guaranteed in such manner and form as the Auction Agent may require by a guarantor reasonably believed by the Auction Agent to be responsible and accompanied by such assurances as the Auction Agent shall deem necessary or appropriate to evidence the genuineness and effectiveness of each necessary endorsement and satisfactory evidence of compliance with all applicable laws relating to the collection of taxes or funds necessary for payment of such taxes.

          4.3  Lost Share Certificates.
               -----------------------

          The Auction Agent shall issue and register replacement certificates for certificates represented to have been lost, stolen or destroyed upon the fulfillment of such requirements as shall be deemed appropriate by the Company and the Auction Agent, subject at all times to provisions of law, the Designation and resolutions, if any, adopted by the Company with respect to lost certificates. The Auction Agent may issue new certificates in exchange for and upon the cancellation of mutilated certificates. Any request by the Company to the Auction Agent to issue a replacement or new certificate pursuant to this
Section 4.3 shall be deemed to be a representation and warranty by the Company to the Auction Agent that such issuance will comply with such provisions of law and the Designation.

          4.4  Disposition of Cancelled Certificates; Record Retention.
               -------------------------------------------------------

          The Auction Agent shall retain all share certificates which have been cancelled and all accompanying documentation in accordance with applicable rules and regulations of the Securities and Exchange Commission for two calendar years from the date of such cancellation. Upon the expiration of this two-year period, the Auction Agent shall deliver to the Company the cancelled certificates and accompanying documentation. The Company shall at its expense also undertake to furnish to the Securities and Exchange Commission and to the Board of Governors of the Federal Reserve System, upon demand, at either the principal office or at any regional office, complete, correct and current hard copies of any and all such records.

          4.5  Redeposit of Certificates.
               -------------------------

          In the event that the Securities Depositary has resigned and the Company has subsequently selected a Securities Depositary reasonably acceptable to the Auction Agent, the Auction Agent shall give notice to the holders of record of shares of each series of MAPS that, to submit an Order in an Auction, each holder of record must surrender its share certificate to the Securities Depositary and must maintain its ownership of such shares in book-entry form with the Securities Depositary for the account of such person's Agent Member.

          4.6  Stock Books.
               -----------

          The Auction Agent shall maintain the stock books listing the holders of the shares of MAPS, the number of shares held by each and the address of each. Ownership of shares of MAPS shall be registered in whole shares only. The Auction Agent shall record in such stock books any change of address of a holder upon notice by such holder. In case of any request or demand for the inspection of the stock books of the Company or any other books in the possession of the Auction Agent, the Auction Agent will notify the Company and request instructions as to permitting or refusing such inspection. The Auction Agent reserves the right, however, to exhibit the stock books or other books to any person in case it is advised by its counsel that its failure to do so would (i) be unlawful or (ii) expose it to liability unless the Company shall have offered indemnification satisfactory to the Auction Agent.

          4.7  Return of Funds.
               ---------------

          Any funds paid to the Auction Agent hereunder by the Company including, but not limited to, for the purpose of the payment of dividends, compensation of Broker-Dealers or redemption of shares of MAPS of any series, that remain unpaid to the Persons entitled thereto after 12 months, shall be repaid to the Company upon written request of the Company together with interest, if any, earned thereon.

     5.   The Auction Agent as Paying Agent.
          ---------------------------------

          5.1  Company to Provide Funds for Dividends and Redemptions.
               ------------------------------------------------------

          (a)  In addition to the funds required to be deposited pursuant to
Section 2.6 hereof, the Company shall deposit with the Auction Agent not later than 12:00 noon, New York City Time, on the Business Day next preceding each Dividend Payment Date, sufficient same-day funds to be available on the Dividend Payment Date in The City of New York equal to the dividends to be paid to holders on such Dividend Payment Date, and hereby gives the Auction Agent irrevocable written instructions to apply such funds or the proceeds of such funds, if any, to the payment of such dividend on such Dividend Payment Date.

          (b) If the Company shall give or cause to be given a Notice of Redemption, then the Company shall deposit with the Auction Agent not later than 12:00 noon, New York City Time, on the Business Day next preceding the date fixed for redemption, an aggregate amount of same-day funds to be available on the date fixed for redemption in The City of New York sufficient to redeem such shares of MAPS to be redeemed, and hereby gives the Auction Agent irrevocable written instructions and authority to pay the redemption price to the holders of the shares of MAPS called for redemption against delivery of such shares.

          (c) The Company may direct the Auction Agent to invest the funds so deposited pursuant to (a) or (b) of this Section 5.1, and if so directed, such directions shall be given prior to such deposit, in short-term money market instruments specified in writing by the Company which mature on or before the opening of business on such Dividend Payment Date or date fixed for redemption, as the case may be, provided that the proceeds of such overnight investments
                    --------
will be available at the opening of business on the Dividend Payment Date or date fixed for redemption, as the case may be. The investments made pursuant to the foregoing sentence are solely for the account and at the risk of the Company, and the Auction Agent shall not be liable or responsible for any loss, in whole or in part, resulting from such investments. Upon the request of the Company, the Auction Agent shall transmit any interest received on such investments to the Company that is not applied on a Dividend Payment Date or a date fixed for redemption.

          5.2  Disbursing Dividends and Redemption Price.
               -----------------------------------------

          The Auction Agent will pay to the holders of shares (i) on each Dividend Payment Date, dividends on the shares of MAPS and (ii) on any date fixed for redemption, the redemption price of any shares of MAPS called for redemption in either case after receipt of the necessary funds from the Company with which to pay such dividends or redemption price and instructions to pay the same. The amount of dividends for any Dividend Period to be paid by the Auction Agent to the holders will be determined as set forth in Article II, Section 2(d) of the Designation. The redemption price to be paid by the Auction Agent to the holders will be determined as set forth in Article II, Section 3 of the Designation. The Company shall notify the Auction Agent in writing of a decision to redeem shares of MAPS at least five days prior to the date a Notice of Redemption is required by the Designation to be mailed to the holders of the shares to be redeemed. Such notice by the Company to the Auction Agent shall contain the information required to be stated in the Notice of Redemption required to be mailed by the Company to such holders. The Auction Agent shall have no duty to determine the redemption price and may rely on the amount thereof set forth in such notice.

          5.3  Payment Failure.
               ---------------

          If the Company has not cured any Failure to Deposit within three Business Days after such Failure to Deposit has occurred, the Auction Agent will promptly notify by telephone (which notification shall be confirmed in writing, which may be facsimile, by the close of business on the same day) each Broker-Dealer who acted on behalf of an Existing Holder (i) that a Failure to Deposit has occurred, (ii) that the Applicable Rate for the Dividend Period commencing on the day after such Failure to Deposit, and each subsequent Dividend Period until such Failure to Deposit has been cured (in each case the Dividend Period shall be a Standard Dividend Period), shall be the Default Rate, (iii) that the Dividend Period shall be a Standard Dividend Period and (iv) that Auctions will not be held until such Failure to Deposit has been cured in accordance with the provisions of Article II, Section 2(e) of the Designation. If the Company remedies a Failure to Deposit within three Business Days of such Failure to Deposit, the Applicable Rate for the Dividend Period commencing on the second Business Day following the cure shall be as determined in an Auction to be held for such Dividend Period as provided below. Until such Failure to Deposit has been cured in accordance with the Designation, the Auction Agent shall not conduct any Auction and the Dividend Period during which such uncured Failure to Deposit occurred and each subsequent Dividend Period until such Failure to Deposit has been cured shall be a Standard Dividend Period. The Auction for the Dividend Period commencing after the date on which the Company has cured any Failure to Deposit will occur on the Business Day next succeeding the date on which the Company has cured such Failure to Deposit.

     6.   Representations and Warranties.
          ------------------------------

          The Company represents and warrants to the Auction Agent that:

          (a) The Company has been duly incorporated and is validly existing under the laws of California, with corporate power and authority to own or lease its properties and conduct its business as described in the Prospectus.

          (b) The shares of MAPS have been duly and validly authorized, and the MAPS, when issued and delivered against payment therefor as provided in the Prospectus, will be duly and validly issued, fully paid and non-assessable and will conform in all material respects to the description thereof contained in the Prospectus.

          (c) This Agreement has been duly authorized, executed and delivered by the Company and, assuming due authorization, execution and delivery by the Auction Agent, constitutes a valid and binding obligation of the Company, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency and similar laws affecting creditor's rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

          (d) The execution and delivery by the Company of, and the performance by the Company of its obligations under, the

Underwriting Agreement, the Letter of Representations from the Company and the Auction Agent to The Depository Trust Company and this Agreement and the consummation of the transactions herein and therein contemplated will not contravene (i) any provision of applicable law, (ii) the Articles of Incorporation or by-laws of the Company, (iii) any agreement or other instrument binding upon the Company or any of its subsidiaries that is material to the Company and its subsidiaries, taken as a whole, or (iv) any judgment, order or decree of any governmental body or agency having jurisdiction over the Company or any subsidiary, with only such exceptions which, in the case of clauses (i),
(iii) and (iv) above, would not be material to the business of the Company and its subsidiaries, taken as a whole and no consent, approval, authorization or order of, or qualification with any governmental agency or body is required for the performance by the Company of its obligations pursuant to this Agreement, the DTC Agreement and the Underwriting Agreement, except (i) the filing of the Designation with the Secretary of State of the State of California, (ii) the registration of the MAPS under the Securities Act pursuant to a registration statement which has been declared effective and (iii) such consents, approvals authorizations, registrations or qualifications as have been obtained and are in full force and effect or as may be required by the securities or Blue Sky laws of the various states in connection with the sales of the MAPS.

          (e) There is no legal or governmental proceeding pending or, to the best knowledge of the Company, threatened or contemplated to which the Company is a party that would, if determined adversely to the Company, have a material adverse effect on the Company's performance of its duties under this Agreement.

          7.   The Auction Agent.
               -----------------

          7.1  Duties and Responsibilities.
               ---------------------------

          (a) The Auction Agent undertakes to perform such duties and only such duties as are specifically set forth or incorporated by reference in this Agreement, the DTC Agreement or the Broker-Dealer Agreements, and no implied covenants or obligations shall be read into this Agreement against the Auction Agent.

          (b) In the absence of bad faith or negligence on its part, the Auction Agent shall not be liable for any action taken, suffered or omitted by it in the performance of its duties under this Agreement. The Auction Agent shall not be liable for any error of judgment made reasonably and in good faith unless the Auction Agent shall have been negligent in ascertaining (or failing to ascertain) the pertinent facts.

          (c) The Auction Agent is acting solely as the agent of the Company hereunder and owes no fiduciary duty to any other person by reason of this Agreement.

          7.2  Rights of the Auction Agent.
               ---------------------------

          (a) The Auction Agent may rely and shall be protected in acting or refraining from acting upon any communication authorized hereby and upon any written instruction, notice request, direction, consent, report, certificate, share certificate or other instrument, paper or document reasonably believed by it to be genuine. The Auction Agent shall not be liable for acting upon any telephone communication authorized hereby which the Auction Agent believes reasonably and in good faith to have been by a validly authorized agent of the Company or of a Broker-Dealer. The Auction Agent may record telephone communications with the Company or with the Broker-Dealers or both.

          (b) Before the Auction Agent acts or refrains from acting, the Auction Agent may consult with counsel of its choice, and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder reasonably and in good faith and in reliance thereon.

          (c) The Auction Agent shall not be required to advance, expend or risk its own funds or otherwise incur or become exposed to financial liability in the performance of its duties hereunder except as may be required as a result of its own negligence or bad faith.

          (d) The Auction Agent may perform its duties and exercise its rights hereunder either directly or by or through agents or attorneys.

          (e) The Auction Agent, in its individual or other capacity, may provide other services for the Company on the same basis as if it were not acting as Auction Agent. Nothing herein shall be construed to prohibit the Auction Agent from performing similar services for the Company in respect of other series of the Company's market auction preferred shares.

          7.3  Auction Agent's Disclaimer.
               --------------------------

          The Auction Agent makes no representation as to the validity, adequacy or enforceability of this Agreement, the Broker-Dealer Agreements or the MAPS.

          7.4  Compensation, Expenses and Indemnification.
               ------------------------------------------

          (a) The Company shall pay the Auction Agent from time to time such compensation as shall be agreed upon in writing for all services rendered by it under this Agreement and the Broker-Dealer Agreements.

          (b) The Company shall reimburse the Auction Agent upon its request for all reasonable out-of-pocket expenses, disbursements and advances incurred or made by the Auction Agent in accordance with any provision of this Agreement and the Broker-Dealer Agreements upon submission of reasonably itemized invoices or statements therefore (including the reasonable compensation, expenses and disbursements of its agents and counsel), except any expense, disbursement and advances attributable to its negligence or bad faith.

          (c) The Company shall indemnify the Auction Agent for, and hold it harmless against, any and all loss, liability, claim, damage or expense, as incurred, and to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, arising out of or in connection with its agency or duties under this Agreement and the Broker-Dealer Agreements, including the reasonable costs and expenses of defending itself against any claim or liability in connection with its exercise or performance of any of its duties hereunder and thereunder, except such as may result from unreasonable refusal or failure to perform any of its duties or obligations hereunder or from its negligence or bad faith, provided that promptly after the Auction Agent becomes aware of any
           --------
fact or circumstance which might result in any such loss, liability, claim, damage or expense the Auction Agent (i) shall have advised the Company thereof with particularity in writing, provided that failure by the Auction Agent to give such notice shall not jeopardize the indemnification herein, except to the extent of actual prejudice arising therefrom; (ii) shall not have admitted liability for or compromised or settled any such loss, liability, claim, damage or expense without the prior written consent of the Company which shall not be unreasonably withheld or delayed; and (iii) shall have permitted the Company, in the Auction Agent's name but at the Company's expense, to defend any claim made against the Auction Agent, employing counsel reasonably satisfactory to the Auction Agent and the Auction Agent has been reasonably responsive to the Company's reasonable requests for cooperation and assistance in connection therewith. In connection with any matter in respect of which indemnification may be claimed pursuant to this paragraph (c), the Auction Agent agrees to take or refrain from taking, as the case may be, the actions described in clauses
(i), (ii) and (iii) of the proviso of the preceding sentence. If the Auction Agent shall have admitted liability for, compromised or settled any loss, liability, claim, damage or expense in respect of which indemnification may be claimed hereunder with the prior written consent of the Company, the Company shall indemnify the Auction Agent as provided herein. In any such proceeding, the Auction Agent shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of the Auction Agent unless (i) the Company and the Auction Agent shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Company and the Auction Agent and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.

          8.   Term of Agreement.
               -----------------

          (a) The term of this Agreement is unlimited unless it shall be terminated as provided in this Section 8. The Company may terminate this Agreement with respect to any series of MAPS at any time by so notifying the Auction Agent. The Auction Agent may resign as Auction Agent under this Agreement upon prior notice to the Company on the date specified in such notice, which shall be no earlier than the earlier of (i) the first Business Day after the last to occur of the second Dividend Payment Date with respect to each series of MAPS following delivery of such notice or (ii) six months following delivery of such notice. No such termination by the Company or resignation by the Auction Agent shall be effective until (i) the Company has entered into an agreement with a successor auction agent containing substantially the same terms and conditions as this Agreement and (ii) such successor auction agent has entered into agreements with the Broker-Dealers containing substantially the same terms and conditions as the Broker-Dealer Agreements. Upon receiving a resignation notice from the Auction Agent, the Company will use its best efforts to enter into an agreement with a successor auction agent containing substantially the same terms and conditions as this Agreement. This Agreement will terminate immediately upon redemption by the Company of all shares of MAPS.

          (b) Except as otherwise provided in this Section 8(b), the respective rights and duties of the Company and the Auction Agent under this Agreement shall cease upon termination of this Agreement. The Company's representations, warranties, covenants and obligations to the Auction Agent under Sections 6(a) and 7.4 hereof, or contained in certificates of Company Officers submitted pursuant to this Agreement shall survive the termination hereof. Upon termination of this Agreement, the Auction Agent shall (i) resign as Auction Agent under the Broker-Dealer Agreements, (ii) promptly deliver to the Company copies of all books and records maintained by it in connection with its duties hereunder and (iii) at the request of the Company, promptly transfer to the Company or any successor auction agent any funds deposited by the Company with the Auction Agent pursuant to this Agreement which have not previously been distributed by the Auction Agent in accordance with this Agreement.

          9.   Communications.
               --------------

          Except for (i) communications authorized to be made by telephone pursuant to this Agreement or the Auction Procedures and (ii) communications in connection with Auctions (other than those expressly required to be in writing), all notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be deemed to have been duly given if personally delivered, sent by overnight courier or mailed by registered mail, postage prepaid and return receipt requested, or transmitted by telecopy.

If to the Company,       International Lease Finance Corporation
addressed:               1999 Avenue of the Stars, 39th Floor
                         Los Angeles, CA  90067
                         Attention:  Chief Financial Officer
                         Telephone No.: (310) 788-1999
                         Telecopier No: (310) 788-1990

If to the Auction        Chemical Bank
Agent, addressed:        55 Water Street, 18th Floor-
                         South Building
                         New York, New York  10041
                         Attention:  Corporate Trust Group
                         Telephone No.: (212) 623-4947
                         Telecopier No: (212) 509-7476

or such other address or telecopy number as such party may hereafter specify for such purpose by notice to the other party. Each such notice, request or communication shall be effective when delivered at the address specified herein. Communications shall be given on behalf of the Company by a Company Officer and on behalf of the Auction Agent by an Authorized Officer.

          10.  Parties.
               -------

          This Agreement shall inure to the benefit of and be binding upon the Auction Agent, the Company and their successors and assigns; provided, however,
                                                             --------
that the Auction Agent may not assign any of its duties, obligations or liabilities hereunder without the prior written consent of the Company which shall not be unreasonably withheld, provided that such assignee is a bank with recognized experience in providing the services required of the Auction Agent hereunder. Nothing expressed herein is intended or shall be construed to give any person, other than the parties hereto and their respective successors and assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the parties hereto and their respective successors and assigns, and for the benefit of no other person. No purchaser of MAPS shall be deemed to be a successor to any party hereto by reason merely of such purchase. Notwithstanding the foregoing, the Broker-Dealers are entitled to rely upon the Company's and the Auction Agent's covenants in Section 2.8 of this Agreement and the Company and Auction Agent hereby agree that such covenants shall also be for the benefit of the Broker-Dealers.

          11.  Miscellaneous.
               -------------

          (a) Except for agreements relating to the Auction Agent's compensation hereunder, this Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the matters and transactions contemplated hereby and supersedes all prior agreements and understandings whatsoever relating to such matters and transactions. Neither this Agreement nor any term hereof may be changed, waived or discharged, except by an instrument in writing signed by the parties hereto. The Company shall notify the Auction Agent of any change in or amendment of the Designation or the passing by the Board of Directors of the Company of any resolutions relating to the terms of any series of MAPS prior to the effective date of any such change or any such resolutions.

          (b) Failure of either party hereto to exercise any right or remedy hereunder in the event of a breach hereof by the other party shall not constitute a waiver of any such right or remedy with respect to any subsequent breach.

          (c) This Agreement may be executed in counterparts, each of which shall constitute an original, but both of which shall together constitute one instrument.

          (d) If any clause, provision or section hereof shall be ruled invalid or unenforceable by any court of competent jurisdiction, the invalidity of such clauses, provision or section shall not affect any of the remaining clause, provisions or sections hereof.

          (e) The Company shall not alter the Designation in such a way that would adversely affect the Auction Agent's duties, rights or remedies hereunder or under the Broker-Dealer Agreement without the prior written consent of the Auction Agent, which shall not be unreasonably withheld or delayed.

          12.  Governing Law.
               -------------

          This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

                              INTERNATIONAL LEASE FINANCE CORPORATION



                              By:   ____________________________
                                    Name:

                                    Title:



                              CHEMICAL BANK, as Auction Agent



                              By:   ____________________________
                                    Name:

                                    Title:

                                                                       EXHIBIT A
                                                                       ---------



                       [FORM OF BROKER-DEALER AGREEMENT]

           [Included as Exhibit 99.2 to this Registration Statement]

                                                                       EXHIBIT B
                                                                       ---------



                         [Designation of the Company]

       [Included as Exhibits 4.1 and 4.2 to this Registration Statement]

                                                                       EXHIBIT C
                                                                       ---------



                         FORM OF NOTICE OF REDEMPTION
                         ----------------------------


Re:  INTERNATIONAL LEASE FINANCE CORPORATION
     MARKET AUCTION PREFERRED STOCK
     SERIES [E] [F] (THE "MAPS")

To:  _______________________________________
     _______________________________________
     _______________________________________


          NOTICE IS HEREBY GIVEN that, pursuant to the Certificates of Determination of International Lease Finance Corporation (the "Company") with respect to the Company's Market Auction Preferred Stock, Series [E] [F] (the "MAPS"), on ____________, ____, the Company will redeem all of the outstanding shares of MAPS [if not all shares are to be redeemed, shares to be redeemed must be identified by CUSIP number, and by series, certificate number or otherwise] for a price of $_______ per Share, plus $____________ in accrued and unpaid dividends per Share. Shares of MAPS are to be surrendered for payment of the redemption price at the following locations: [________________]. Please note that dividends on the shares to be redeemed will cease to accumulate on the above-mentioned redemption date and that the holders of shares of MAPS being called for redemption will not be entitled to participate, with respect to such shares, in any Auction held subsequent to the date of this notice of redemption.


                                             ____________________________
                                             as Auction Agent

                                                                       EXHIBIT D
                                                                       ---------



                           [COMPANY TO AUCTION AGENT
                          AND SECURITIES DEPOSITARY]

                   NOTICE OF [SHORT] [LONG] DIVIDEND PERIOD


          NOTICE IS HEREBY GIVEN that, pursuant to the Certificate of Determination of International Lease Finance Corporation (the "Company") with respect to the Company's Market Auction Preferred Stock ("MAPS"), Series ______
(a) the next succeeding Dividend Period for the Series ______ MAPS (CUSIP No. _________) shall be a [Short] [Long] Dividend Period to consist of a term of
______ [weeks][years], (b) the Dividend Payment Dates(s) for such [Short][Long] Dividend Period is [are] _______________, ________ [and _________] and (c) the
redemption dates and redemption prices if any, on which the Company may redeem all or any shares of such series during such Long Dividend period are as follows: []]/1/


                                  INTERNATIONAL LEASE FINANCE CORPORATION



                                  By:  _________________________________
                                       Name:

                                       Title:





________________
/1/  Only for Long Dividend Period.

                                                                       EXHIBIT E
                                                                       ---------



                           [COMPANY TO AUCTION AGENT
                          AND SECURITIES DEPOSITARY]

                    INTERNATIONAL LEASE FINANCE CORPORATION

            NOTICE OF REVOCATION OF [SHORT] [LONG] DIVIDEND PERIOD


          NOTICE IS HEREBY GIVEN that, pursuant to the Certificate of Determination of International Lease Finance Corporation (the "Company") with respect to the Company's Market Auction Preferred Stock (the "MAPS"), Series ____________, the Company has determined to revoke their Notice (given on
_____________, 19__) of a [Short] [Long] Dividend Period with respect to the next succeeding Dividend Period for the Series ______ MAPS (CUSIP No. _______) and such next succeeding Dividend Period shall thus be a Standard Dividend Period.


                                  INTERNATIONAL LEASE FINANCE CORPORATION



                                  By:  _________________________________
                                       Name:

                                       Title:

                                                                       EXHIBIT F
                                                                       ---------



              COMPANY TO AUCTION AGENT AND SECURITIES DEPOSITARY

               NOTICE OF INCREASE IN THE MAXIMUM APPLICABLE RATE
               -------------------------------------------------


          Notice is hereby given that, pursuant to The Certificate of Determination of International Lease Finance Corporation (the "Company") with respect to the Company's Market Auction Preferred Stock ("MAPS"), Series ____________, the Percentage to be utilized to calculate the Maximum Applicable Rate in Connection with all succeeding Auctions for the Series ______ MAPS following receipt of this notice shall be as set forth below:


                                                   Applicable
                                                   Percentage
                Credit Ratings                    of Applicable
       --------------------------------            Determining
          Moody's              S&P                     Rate
       -------------     --------------           -------------

       "aa3" or Above    AA - or Above                 ___%
       "a3" to a1"       A - to A +                    ___%
       "baa3" to "baa1"  BBB - to BBB +                ___%



The Percentage to use is ____%.


                                     INTERNATIONAL LEASE FINANCE CORPORATION



                                     By: _________________________________
                                         Name:

                                         Title: